                                                                   EXHIBIT 10.18


                            EAST TEXAS BOSSIER TREND
                              EXPLORATION AGREEMENT

         This East Texas Bossier Trend Exploration Agreement ("Agreement") is made and entered unto this 5th day of September, 2000, by and between Union Oil Company of California, a California corporation with offices at 14141 Southwest Freeway, Sugar Land, Texas 77478, (hereinafter referred to as "Unocal") and Matador E & P Company, a Texas corporation, with offices at 8340 Meadow Road, Suite 158, Dallas, Texas 75231-3751, (hereinafter referred to as "Matador".)

                                    RECITALS

         WHEREAS, Matador is the owner of certain oil and gas leases and other mineral interests identified on Exhibit "A" attached hereto, and included herein for all purposes, comprising 40,872.59 net acres, more or less (the "Leases");

         WHEREAS, the Leases exist in four prospect areas being 1) the "Goode Ranch Area"; 2) the "Hill Ranch/Bonnerville/Ward Prairie Area"; 3) the "Red Oak Area"; and, 4) the "Simsboro Area". Such areas are depicted on the plats attached hereto as Exhibit "A-1", Exhibit "A-2", and Exhibit "A-3" (being individually referred to as "Prospect Area" and collectively referred to as "Prospect Areas");

         WHEREAS, Unocal has agreed to purchase from Matador and Matador has agreed to sell to Unocal an undivided interest in the Leases and an undivided interest in any additional oil and gas leases or other mineral interests acquired or under contract for acquisition by Matador within the Prospect Areas on or before June 14, 2000 ("Additional Leases"); and,

         WHEREAS, Unocal and Matador desire to enter into an agreement for the joint acquisition and development of the Leases, Additional Leases and Prospect Areas and for the establishment of an Area Mutual Interest.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. ACQUISITION OF INTERESTS. Unocal agrees to purchase from Matador, and Matador agrees to sell and convey to Unocal, an undivided 25% of 8/8ths of the Leases and the Additional Leases on the form of assignment attached hereto as Exhibit "B" (the "Assignment"). Unocal shall assume its proportionate part of all burdens of record as of the date of the Assignment, and such further burdens as may be contained in the agreements set forth in Paragraph 17a. (the "Hammack Agreement"), Paragraph 17b., 17c., 17d., 17e., and 17f. (the "BK Agreements") and Exhibit "O" (the "Neely Agreement"), to the extent of Unocal's proportionate interest in the properties to be assigned. In the event that there exists, or may later exist, Additional Leases not included on the Assignment, to which Matador receives title or a vested interest in or to after the execution and closing of this Agreement, Matador shall, within 30 days of such receipt of title or such vesting of interest, convey an undivided 25% of such Additional Lease(s) to Unocal by an additional assignment(s) in the form of Exhibit "B". All interests conveyed to Unocal hereunder shall be subject to proportionate reduction; however, such interests shall not be proportionately reduced as to any interest owned or subsequently acquired or owned by BK Partners, L.P., or its affiliates ("BK") pursuant to the BK Agreements, or the signatory parties to the Hammack Agreement ("Hammack Parties"), pursuant to the Hammack Agreement.
It is the intent of the parties that within the Prospect Areas in which BK owns an interest, the ownership shall be Matador 50%, Unocal 25% and BK 25%, and in which the Hammack Parties own an interest, Matador 65%, Unocal 25%, and the Hammack Parties 10%, and in which neither BK nor the Hammack Parties own any interest, Matador 75% and Unocal 25%, proportionately reduced in all instances. Nothing in this Agreement shall be construed as obligating Matador to acquire any interest, nor shall Matador ever be obligated to sell and convey to Unocal any interest greater than the interest Matador owns.

         2.   AREA OF MUTUAL INTEREST.

              a. OUTLINE OF AREA AND OWNERSHIP. Matador and Unocal hereby agree to an Area of Mutual Interest ("AMI"), which shall consist of the lands outlined in red on Exhibit "C" and Exhibit "C-1" attached hereto. It is the intention of the parties that the AMI covers all existing oil and/or gas leasehold interests, mineral interests, farm-ins or other contractual term mineral interests ("Mineral Interests") or the right to acquire any of the same within the AMI currently held by either party, and all Mineral Interests, as well as any oil and/or gas wells, production, or rights to production ("Producing Interests") acquired on or after the date hereof. Matador and Unocal agree to execute assignments substantially in the form of Exhibit "B" of undivided Mineral Interests within the AMI such that the ownership within the AMI will be Matador 75% and Unocal 25%; or to the extent that such Mineral Interests overlap with the areas of mutual interest contained in the BK Agreements, Matador 50%, Unocal 25% and BK 25%; or further to the extent that such mineral interests overlap the Area of Mutual Interest contained in the Hammack Agreement, Matador 65%, Unocal 25%, and the Hammack Parties 10% ("Ownership Percentage"). This AMI does not cover Mineral Interests or Producing Interests as to currently producing interval(s) owned by a party hereto in acreage within existing producing proration units as designated with the Texas Railroad Commission. Should production cease, then those Mineral Interests shall be automatically committed to this AMI for the term hereof. This Agreement covers oil and gas, but not other minerals.

              b. ACQUISITIONS WITHIN AMI. Should either party acquire or propose to acquire at any time after the date hereof, but prior to the date this AMI terminates, Mineral Interest or Producing Interests covering lands all, or a portion of which, are located within the AMI, such party ("Acquiring Party") shall notify the other party ("Non-Acquiring Party") in writing within thirty (30) days of such acquisition or proposed acquisition, to the extent same lies within the confines of the AMI, and the consideration paid or to be paid for the acquired interest.
                       Notwithstanding anything to the contrary herein, in the event that a Mineral Interest or Producing
                       Interest lies partially within and partially outside of the confines of the AMI, such interest shall be deemed to lie within the confines of the AMI if either 1) at least 25% of the surface acreage of such acreage of such interest falls within the AMI; or 2) any portion of the Mineral Interest or Producing Interest is immediately adjacent to a producing unit within the AMI. Otherwise, the Acquiring Party shall only be required to offer, and the Non-Acquiring Party shall only be obligated to acquire that portion of any such Mineral Interest or Producing Interest that lies within the confines of the AMI. The Non-Acquiring shall, within 15 days after receipt of notice from the Acquiring Party, notify the Acquiring Party in writing whether it wishes to participate in such acquisition, provided that failure to respond within the time and in the manner set forth above shall be deemed to be an election to not participate in such acquisition. Should a Non-Acquiring Party elect to not participate in an acquisition and that acquisition, or acquisition right is consummated within 90 days of the receipt, then the interest acquired will not be subject to this Agreement, the AMI JOA, or the AMI; however, such interest shall be subject to the terms and conditions of an Operating Agreement substantially in the form as the AMI JOA. In the event that the said acquisition is not consummated within the 90 day period, then the effect shall be that proper notice of the acquisition was not made to the Non-Acquiring Party. All parties electing to participate shall pay their proportionate share of all costs incurred in acquiring the Mineral Interest and Producing Interest within 15 days after the receipt of an invoice with supporting documentation, including recorded instruments or other executed agreements reflecting the Mineral Interests or Producing Interests acquired and the amount due. All costs incurred in acquiring Mineral Interests or Producing Interests shall be paid by the participating parties in accordance with their respective Ownership Percentage. Assignment(s) associated with an affirmative election shall be delivered substantially in the form of Exhibit "B" within 15 days after receipt of payment for the participating party's respective share of the acquisition costs.

              c. TERMINATION OF THE AMI. The term of the AMI shall be for a period of three (3) years from the date hereof, unless extended by mutual consent of both parties in writing making express reference to this Agreement and the AMI ("AMI Term").

         3. TERMINATION OF THIS AGREEMENT. It is agreed that at such time as production is established and acreage is placed in a proration unit or a pooled unit (whichever is larger), said unit and operations will be subject to the appropriate Joint Operating Agreement attached hereto (the "JOA's") which contains the unit within its contract area ("Producing Units"). After the expiration of the AMI Term, this Agreement shall terminate as to all of the acreage contained within the contract areas designated by the JOA's, except as to the Leases, Additional Leases, or any other leases acquired during the AMI Term, which are either wholly or partially contained within a Producing Unit. Notwithstanding the termination of this Agreement, any operating agreements, assignments, reassignments, rights to assignments and reassignments, and the rights and obligations of the parties thereunder, shall continue in full force and effect in accordance with their terms, as will the obligations of either party to deliver data or other information not previously delivered. The parties agree to grant such rights of ingress and egress to acreage developed during the term of this Agreement to the extent that such acreage is inaccessible but over or through land held or controlled by the other party. Upon termination hereof, both parties shall be entitled to retain all data obtained during the course of this Agreement, and in the event that such data is held by one party, such party shall have the continuing obligation to deliver copies of such data to the non-holding party. Further, upon termination, the parties shall remain obligated to supply such other and further documents and other instruments as may be reasonable necessary to evidence the termination of this Agreement, to fulfill any necessary filing requirements under the Internal Revenue Code, to comply with any audit requests or other accounting matters, or to undertake any other obligation that either party may have regarding matters arising during the term hereof.

         4. CONSIDERATION. Leases, Additional Leases, and Mineral Interests acquired or contracted to be acquired by Matador within the AMI through June 14, 2000, being approximately 10,218.15 net acres, more or less, shall be purchased by Unocal for $350.00 per net mineral acre sold and conveyed to Unocal, for an estimated total purchase price of $3,576,352.50. All payments under this Agreement shall be due and payable within fifteen (15) days after receipt of the Assignment(s) in cash or other immediately available funds at the address or to the account designated by assignor. Said acreage cost shall be inclusive of all broker, land, transactional, filing, title and other direct acquisition costs. All Mineral Interests or Producing Interests acquired after June 14, 2000, and shall be on a "heads up" basis, subject to the BK Agreements and the Hammack Agreement, and at actual cost to the Acquiring Party, including, without limitation, broker, land, transactional, filing, title and other direct acquisition costs, but excluding any internal or general administrative costs.

         5.   JOINT OPERATING AGREEMENT.

              a. APPLICABLE JOINT OPERATING AGREEMENTS. Matador agrees to execute, as operator, and Unocal agrees to execute or otherwise ratify, as a non-operator, the following Joint Operating Agreements:

                       i.       Exhibit "D", covering the Goode Ranch Area;

                       ii.      Exhibit "E" covering the Hill
                                Ranch/Bonnerville/Ward Prairie Area;

                       iii.     Exhibit "F" covering the Simsboro Area;

                       iv.      Exhibit "G" covering the Red Oak Area; and

                       v. Exhibit "H" ("AMI JOA"), which covers the balance of the acreage within the AMI not included within the contract areas of the Goode Ranch JOA, the Hill Ranch JOA, the Simsboro JOA or the Red Oak JOA.

              b. NON-CONSENT ELECTIONS. Notwithstanding any provisions in any of the above JOA's to the contrary, Article VI
                       B.2 of the Goode Ranch JOA, the Hill
                       Ranch/Bonnerville/Ward Prairie JOA, the Simsboro JOA and the AMI JOA shall be amended to provide that in the event a party receiving a proposal to drill should elect not to participate in the proposal, the receiving party agrees to grant a farmout unto the consenting party(s) delivering a proportionately reduced 75% net revenue interest in and to 704 acres surrounding the proposed location, as designated by the proposing party, that has not previously been placed in a pooled producing unit. The Red Oak JOA shall be amended to provide that in the event a party receiving a proposal to drill should elect not to participate in the proposal, the receiving party agrees to grant a farmout unto the consenting party(s) delivering a proportionately reduced 75% net revenue interest, up to a maximum retained overriding royalty interest of 5% of 8/8ths, proportionately reduced, in and to 2000 acres surrounding the proposed location, as designated by the proposing party, that has not previously been placed in a pooled producing unit.

              c. INITIAL WELLS. There shall be no non-consent election applicable as to the first well drilled in each Prospect Area. In the event that the parties disagree as to the proposed location of such initial well, the parties agree to negotiate in good faith to determine a mutually acceptable location.

              d. COPAS OVERHEAD CHARGES. Notwithstanding anything contained in the JOA's listed in 5 a.i-v. above, the following overhead rates shall apply to each individual JOA:


                  Well Depth                     Drilling Rate     Producing Rate   Producing Rate
                                                 (Per Month)       (Per Month)      (Per Month)
                                                                   Wells 1 - 10     Wells 11 and above

                  0 to 10,000 feet               $ 5000            $ 500            $ 400

                  10,000 to 15,000 feet          $ 6000            $ 600            $ 500

                  15,000 and deeper              $ 8000            $ 800            $ 700

         6. WELL PROPOSALS. Except as otherwise provided for herein, on a Prospect Area by Prospect Area basis, no well may be proposed, except by the operator: a) during the pendency of another well proposal on that Prospect Area; or b) until at least 30 days after the previous well in the Prospect Area has been completed as either a producer of oil and/or gas or as a dry hole. Such restrictions shall not apply to the extent that the proposed operations are necessary, in good faith, to acquire, maintain or hold a lease, farmin or other Mineral Interest located within the AMI. Notwithstanding anything herein to the contrary, a non-operator shall have the right to make a well proposal during the periods outlined in a) or b) above, and said proposal shall be deemed submitted for purposes of response on the first day after the expiration of such period. In the event of competing well proposals, the parties agree to meet for a technical review of each proposal and determine, in good faith, which proposal to proceed under. For purposes of this paragraph, all acreage within the AMI that is not within one of the designated Prospect Areas, shall constitute one Prospect Area, the result being that for purposes of well proposals hereunder, without the consent of all parties, one well, and no more than one well may be proposed at a time in each of: a) the Goode Ranch Area; b) the Hill Ranch/Bonnerville/Ward Prairie Area; c) the Simsboro Area; d) the Red Oak Area; and e) the balance of the area within the AMI. Notwithstanding the above, in no event shall a party, other than the designated operator under the applicable JOA, propose more than three wells on three Prospect Areas at any given time. Furthermore, no wells may be proposed within 1200 feet of any currently existing producing well(s) in which either party has an interest without the prior consent of such party.

         7.   EXCHANGE OF DATA AND OTHER INFORMATION.

              a. PROPOSED PROJECTS. With respect to the drilling of any well, or the undertaking of any workover or recompletion on any existing well proposed under any operating agreement or any proposal to acquire additional seismic data over all or any portion of the AMI ("Proposed Project"), upon request, the non-proposing party may request such additional information regarding the Proposed Project from the proposing party as is reasonably necessary to evaluate same. The proposing party will endeavor to accommodate the non-proposing party by answering questions and presenting relevant data regarding the Proposed Project prior to the expiration of the election period in the applicable operating agreement, and the non-proposing party has a reciprocal good faith obligation to share its data, evaluations and interpretations to assist all parties and evaluate the reasonableness and advisability of the proposal. Nothing herein shall be construed as extending any notice or election period under any agreement.

              b. GEOLOGICAL INFORMATION. The operating party agrees to provide the non-operating party the geological data as set forth in Exhibits "I" (Matador) and "J" (Unocal), attached hereto. Should a party elect not to participate in the drilling of a well, said party shall remain entitled to receive such geological data.

              c. ACCESS TO DATA. During the term of this Agreement, Matador and Unocal shall have mutual access to all geological, seismic and geophysical, engineering (excluding proprietary reserve estimates), accounting, land and exploration data owned by or in possession of either Matador or Unocal pertaining to interests included within the AMI. Such access shall be subject to the terms of any existing license agreements or other contractual restrictions covering such data. All such data shall be made available at the respective party's office during normal business hours, upon reasonable notice of the party requesting to review same. Matador and Unocal shall have the right to reprocess any available seismic data owned or in the possession of the other party within the AMI, provided that such reprocessing is permitted under the governing license agreement covering such data. Copies of the respective party's licensing agreements shall be made available to the other party upon request.

              d. LIMITATION OF ACCESS TO DATA. Notwithstanding the above, any party not participating in, or contributing their proportionate share of the costs of the acquisition of seismic or other data acquired on or after the effective date of this Agreement shall not be entitled to review or otherwise access such data.

         8. CONFIDENTIAL DATA. "Confidential Data" shall be defined as any proprietary seismic, geological, engineering, land, accounting or other data that is not generally available to the public, or does not during the term of this Agreement become generally available to the public through actions not in violation of this Agreement, that is owned or obtained by either party to this Agreement pertaining to any interests within the AMI. The provisions of this paragraph shall remain in full force and effect for the term of this Agreement plus an additional three (3) years and may be extended by mutual consent of both parties.

              a. PERMITTED DISCLOSURES. Confidential Data exchanged or obtained by either party shall not be disclosed to any third party except as expressly provided below. As to any permitted disclosures, the third party to whom Confidential Data is disclosed shall agree in writing not to further disseminate or to disclose such data.

                       i) A party may disclose Confidential Data to any third party with whom purchase negotiations are being conducted as to a property(s) to which the Confidential Data is applicable, any third party which becomes subject to an operating agreement covering interests in the AMI, or any affiliated company.

                       ii) A party may disclose Confidential Data to consultants, engineers or other parties who are engaged by such party for the purpose of evaluating such party's interest within the AMI or to accountants, attorneys or other professionals employed by such party and whose duties require review of Confidential Data.

                       iii) A party may disclose Confidential Data to any bona fide potential mortgagee, bank or lending institution of the party.

                       iv) A party may disclose Confidential Data to gas purchasers or oil purchasers for technical evaluations during negotiations for the sale of the party's share of the gas or oil produced from the AMI.

                       v) A party may disclose Confidential Data required to be disclosed by any Federal, State or local government or agency thereof or any stock exchange upon which a party's shares are traded.

              b. SALE OF CONFIDENTIAL DATA. Notwithstanding termination of this Agreement, any jointly owned Confidential Data obtained or created under the terms hereof shall not be sold or traded to any third-party without the prior written consent of all parties. The data shall be owned and the proceeds from any sale of such data shall be shared based on each party's interest in the land to which the data pertains.

         8. NO WARRANTIES. Neither party covenants, warrants or represents to the other, either expressly or impliedly, the present or continuing validity or status of any lease or other instruments described or mentioned in this Agreement, the number of acres or net mineral acres included in any tract, or the extent of the party's ownership thereof, if any. Both parties agree, upon request and at the requesting party's expense, to furnish the requesting party with copies of leases, instruments, title opinions and other related data contained in its files. Neither party makes any representation as to the accuracy or reliability of any information or data furnished to the other and neither party assumes any responsibility with respect thereto.

         10. NO PARTNERSHIP. The rights, duties, obligations and liabilities of the parties hereunder shall be several, not joint or collective. It is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership relation and none shall be inferred from the agreement to file an election to be excluded from the application of certain United States tax laws. Each party agrees to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, and all amendments thereto.

         11. TRANSFER OF INTEREST. Notwithstanding the terms of any JOA, should any party desire to sell all or any part of its interests hereunder, such party shall promptly give written notice to the other party with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser, the purchase price and all other terms of the offer. If the offer is: a) for non-cash consideration; b) is part of a larger acquisition of properties; or c) is part of a corporate merger or takeover wherein the selling party is not the surviving entity, a cash value shall be allocated, in good faith, in affidavit form, to apply to the interests subject to this Agreement. The non-selling party shall then have an optional prior right, for a period of 10 days after receipt of the notice, to purchase on the same terms and conditions, the interest which the selling party proposes to sell, and to allocate such purchase, in its sole discretion, to affiliates and other parties owning an interest in such properties.

         12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the terms, conditions and provisions of this Agreement.

         13. FURTHER DOCUMENTS. The parties agree to execute such other and further instruments and other documents as are reasonably necessary to carry out the commercial purposes of this Agreement.

         14. NOTICES. All notices hereunder shall be deemed to be properly given, if in writing, and sent addressed as set forth below:

         As to Matador:    Matador E & P Company
                           8340 Meadow Road, Suite 158
                           Dallas, TX  75231
                           Attn:  Jeff Ventura
                           Telephone:  (214) 987-7121
                           Facsimile:  (214) 987-7105

         As to Unocal:     Union Oil Company of California
                           4021-4023 Ambassador Caffery Pkwy.
                           Lafayette, Louisiana 70503
                           Attn:  Dalton Smith
                           Telephone:  (337) 295-6680
                           Facsimile:  (337) 295-6407

         15. BINDING ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by binding arbitration in the county of the party against whom the breach is alleged in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

         16. ENTIRE AGREEMENT. This Agreement including the Exhibits attached hereto constitutes the entire Agreement between the parties with respect to the subject matter hereof, superseding all prior discussions, agreements and understandings relating to the subject matter and cannot be modified or otherwise amended except by the written consent of both parties.

         17. EXISTING AGREEMENTS. This Agreement shall be subject to the terms of the following agreements:

              a. Exploration Agreement, dated February 28, 2000, by and between Matador E & P Company, John A. Hammack, John M. Little, Jr., John M. Little, Jr. Trust, Paul
                       A. Lockhart, Jr., John A. Gardere, Steve R.
                       Singleton, Estate of Stanley E. Neely, and Dimple L. Zeigler. (Red Oak Area) (Exhibit "K")

              b. Letter Agreement, dated March 13, 2000, by and between Matador Petroleum Corporation and BK Partners, L.P. (Goode Ranch Area) (Exhibit "L")

              c. Letter Agreement, dated April 17, 2000, by and between Matador Petroleum Corporation and BK Partners, L.P. (Goode Ranch Area) (Exhibit "M")

              d. Joint Operating Agreement, dated April 17, 2000, by and between Matador Operating Company, as Operator, and Matador E & P Company and BK Partners, L.P., as Non-Operators. (Goode Ranch Area) (Exhibit "D")

              e. Letter Agreement, dated May 18, 2000, by and between Matador Petroleum Corporation and BK Partners, L.P. (Hill Ranch/Bonnerville/Ward Prairie Area) (Exhibit "N")

              f. Joint Operating Agreement, dated June 1, 2000, by and between Matador E & P Company, as Operator, and BK Partners, as Non-Operator. (Hill
                       Ranch/Bonnerville/Ward Prairie Area) (Exhibit "E")

              g. Letter Agreement, dated June 14, 2000, by and between the Estate of Stanley E. Neely and Matador Petroleum Corporation (Red Oak Area) (Exhibit "O")

         Unocal shall assume its proportionate share of the rights and obligations of Matador set forth in the existing agreements listed in this Paragraph 17 as they relate to the interests acquired in this Agreement. Matador and Unocal are parties to that certain East Texas Seismic Agreement, dated October 1, 1998 ("East Texas Seismic Agreement"). To the extent that the AMI provided for in this Agreement overlaps with any AMI set forth in the East Texas Seismic Agreement, the terms and provisions of this Agreement shall govern and prevail.

         18. FORCE MAJEURE. If any party fails to comply with any provision of this Agreement, or under any JOA executed pursuant hereto, due to Force Majeure, other than an obligation to pay money, such delay or failure to act shall not constitute a breach of this Agreement, provided the affected party immediately communicates the existence of such Force Majeure to the other party, uses reasonable diligence to remedy the cause of delay or failure to perform, and resumes or completes performance within a reasonable time after the cause of Force Majeure is removed. "Force Majeure" shall mean any act of God, strike, lockout, or other industrial disturbances, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other inability to perform for any other cause, whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the party claiming suspension, including rig availability or the availability of equipment or services necessary to perform a given obligation.

         19. CONFLICT OF AGREEMENTS. In the event of a conflict between this Agreement and the Hammack Agreement or the BK Agreements, the Hammack Agreement and/or the BK Agreements shall govern and prevail. If there is a conflict between this Agreement and the form of the Assignment attached hereto as Exhibit "B", it is agreed that this Agreement shall govern and prevail. If there is a conflict between this Agreement and the Joint Operating Agreements attached hereto as Exhibit "F" (Simsboro Area), Exhibit "G" (Red Oak Area), or Exhibit "H" ("AMI JOA"), it is agreed that this Agreement shall govern and prevail.

         20. RELATED PARTY TRANSACTION. Due to the fact that Unocal is a significant shareholder of Matador, this Agreement is expressly subject to the final approval of the Board of Directors of Matador. Each party represents and warrants that: a) each has acted in good faith in the negotiation of this Agreement and for the commercial purposes set forth in this Agreement; b) this Agreement was the result of an arms-length negotiation; c) the terms contained in this Agreement reflect reasonable and customary terms for transactions of this type within the oil and gas industry; and, d) each party has had an opportunity to withdraw from this Agreement after conducting due diligence and has affirmatively elected to proceed with the transaction as provided for herein. Each party agrees to indemnify and hold harmless the other party from any action or loss that may occur as a result of any breach of these representations and warranties by a party hereto.

                                       MATADOR E & P COMPANY


                                       By: /s/ Roger S. Manny
                                          --------------------------------------
                                          Roger S. Manny, Vice-President


                                       UNION OIL COMPANY OF CALIFORNIA


                                       By: /s/ Dacton Smith III
                                          --------------------------------------

                                       Title: Attorney-in-Fact
                                             -----------------------------------
























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